Filed Pursuant to Rule 424(b)(3)

Registration No. 333-194855

PROSPECTUS SUPPLEMENT

(to prospectus dated October 7, 2014 and the prospectus supplements dated October 9, 2014, October 14, 2014, January 6, 2015, January 13, 2015, March 11, 2015 and March 19, 2015)

BIOMET, INC.

$1,825,000,000 6.500% Senior Notes due 2020

$800,000,000 6.500% Senior Subordinated Notes due 2020

This prospectus supplement updates and supplements the prospectus dated October 7, 2014 and the prospectus supplements dated October 9, 2014, October 14, 2014, January 6, 2015, January 13, 2015, March 11, 2015 and March 19, 2015.

See the “Risk Factors” section beginning on page 6 of the prospectus, the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 14, 2014 and the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on January 13, 2015 for a discussion of certain risks that you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus have been prepared for and may be used by Goldman, Sachs & Co. and any affiliates of Goldman, Sachs & Co. in connection with offers and sales of the notes related to market-making transactions in the notes affected from time to time. Goldman, Sachs& Co. or its affiliates may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any proceeds from such sales.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained in this prospectus supplement and the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. This prospectus supplement and the accompanying prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement and the accompanying prospectus or the date of any document incorporated by reference herein.

The date of this prospectus supplement is April 3, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

BIOMET, INC.

(Exact Name of Registrant as Specified in its Charter)

Indiana

(State or Other Jurisdiction of

Incorporation)

001-15601	35-1418342
(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive, Warsaw IN	46582
(Address of Principal Executive Offices)	(Zip Code)

(574) 267-6639

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

____________________________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously disclosed, on March 26, 2012, Biomet, Inc., or Biomet, entered into a Deferred Prosecution Agreement, or DPA, with the Department of Justice, or DOJ, and a Consent to Final Judgment, or Consent, with the Securities and Exchange Commission, or SEC, regarding an investigation regarding possible violations of the Foreign Corrupt Practices Act. Pursuant to the DPA, the DOJ agreed to defer prosecution of Biomet in connection with those matters, provided that Biomet satisfies its obligations under the DPA over the term of the DPA. The DPA had a three-year term and provided that it could be extended in the sole discretion of the DOJ for an additional year. Pursuant to the Consent, Biomet consented to the entry of a Final Judgment, the Final Judgment, which, among other things, permanently enjoined Biomet from violating the provisions of the Foreign Corrupt Practices Act. In addition, pursuant to the terms of the DPA, an independent external compliance monitor was appointed to review Biomet’s compliance with the DPA, particularly in relation to Biomet’s international sales practices. The Consent Biomet entered into with the SEC mirrors the DPA’s provisions with respect to the compliance monitor.

As previously disclosed, in October 2013, Biomet became aware of certain alleged improprieties regarding its operations in Brazil and Mexico, including alleged improprieties that predated the entry of the DPA. Biomet retained counsel and other experts to investigate both matters. Based on the results of the ongoing investigations, Biomet has terminated, suspended or otherwise disciplined certain of the employees and executives involved in these matters, and has taken certain other remedial measures. Additionally, pursuant to the terms of the DPA, in April 2014 and thereafter, Biomet disclosed these matters to and discussed these matters with the independent compliance monitor and the DOJ and SEC. On July 2, 2014, the SEC issued a subpoena to Biomet requiring that Biomet produce certain documents relating to such matters. These matters remain under investigation by the DOJ.

As previously disclosed, on March 13, 2015, the DOJ informed Biomet that the DPA and the independent compliance monitor’s appointment have been extended for an additional year.

Pursuant to the DPA, the DOJ has sole discretion to determine whether conduct by Biomet constitutes a violation or breach of the DPA. The DOJ has informed Biomet that it retains its rights under the DPA to bring further action against Biomet relating to the conduct in Brazil and Mexico disclosed in 2014 or the violations set forth in the DPA. The DOJ could, among other things, revoke the DPA or prosecute Biomet and/or the involved employees and executives.

On April 2, 2015, at the request of the staff of the SEC, Biomet consented to an amendment to the Final Judgment, or the Amended Final Judgment, to extend the term of the compliance monitor’s appointment for one year from the date of entry of the Amended Final Judgment, which is subject to approval of the SEC and United States District Court for the District of Columbia.

Biomet continues to cooperate with the SEC and DOJ and expects that discussions with the SEC and the DOJ will continue.

Additional Information about this Transaction

In connection with the proposed transaction, Zimmer Holdings, Inc. (“Zimmer”) filed with the U.S. Securities and Exchange Commission (the “SEC”), and the SEC declared effective on September 29, 2014, a registration statement on Form S-4 that includes a consent solicitation statement of LVB Acquisition, Inc. (“LVB”) that also constitutes a prospectus of Zimmer. We urge investors and security holders to read the consent solicitation statement/prospectus because it contains important information regarding the proposed merger. You may obtain a free copy of the consent solicitation statement/prospectus and other related documents filed by Zimmer and Biomet’s parent company, LVB, with the SEC at the SEC’s website at www.sec.gov. These documents and other relevant materials, including any documents incorporated by reference therein, when and if filed, may also be obtained free of charge from Zimmer at http://investor.zimmer.com or from Biomet at http://www.biomet.com/corporate/investors/, as applicable. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction.

Forward Looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements are often indicated by the use of words such as “will,” “intend,” “anticipate,” “estimate,” “expect,” “plan” and similar expressions. Forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward looking statements due to, among others, the following factors: the ability of the parties to complete the proposed merger; the parties ability to obtain regulatory approvals of the proposed merger on the contemplated terms and schedule; the impact of the announcement of, or failure to complete, the proposed merger on relationships with distributors, employees, customers and suppliers; potential or actual litigation; the success of LVB and its subsidiaries’ (together, the “Company”) principal product lines; the results of the ongoing investigation by the United States Department of Justice; approval of the 2015 Consent and Amended Final Judgment by the SEC and District Court for the District of Columbia; the ability to successfully implement new technologies; the Company’s ability to sustain sales and earnings growth; the Company’s success in achieving timely approval or clearance of its products with domestic and foreign regulatory entities; the impact to the business as a result of compliance with federal, state and foreign governmental regulations and with the Deferred Prosecution Agreement; the impact to the business as a result of the economic downturn in both foreign and domestic markets; the impact of federal health care reform; the impact of anticipated changes in the musculoskeletal industry and the ability of the Company to react to and capitalize on those changes; the ability of the Company to successfully implement its desired organizational changes and cost-saving initiatives; the ability of the Company to successfully integrate acquisitions; the impact to the business as a result of the Company’s significant international operations, including, among others, with respect to foreign currency fluctuations and the success of the Company’s transition of certain manufacturing operations to China; the impact of the Company’s managerial changes; the ability of the Company’s customers to receive adequate levels of reimbursement from third-party payors; the Company’s ability to maintain its existing intellectual property rights and obtain future intellectual property rights; the impact to the business as a result of cost containment efforts of group purchasing organizations; the Company’s ability to retain existing independent sales agents for its products; the impact of product liability litigation losses; and other factors set forth in the Company’s filings with the SEC, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance as to the accuracy of forward-looking statements contained in this document. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements which speak only as of the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

Date: April 3, 2015	By:	/s/ Jonathan M. Grandon
Jonathan M. Grandon
Senior Vice President and General Counsel